EXHIBIT 99.01
Genelabs Technologies, Inc. Announces Appointment of Frederick W. Driscoll as President and CEO
REDWOOD CITY, Calif. September 3, 2008 — Genelabs Technologies, Inc. (NASDAQ: GNLB) today announced the appointment of Frederick W. Driscoll as President and Chief Executive Officer and as a member of its Board of Directors. Genelabs is a biopharmaceutical company focused on the discovery and development of novel compounds for infectious diseases.
Mr. Driscoll most recently served as Genelabs’ Chief Financial Officer and has been sharing CEO responsibilities with Irene A. Chow, Ph.D., the Company’s Executive Chairman. He has more than 30 years of financial management and operational leadership experience in the biotechnology and medical device industries. Prior to joining Genelabs he was employed by OXiGENE, Inc., initially as Vice President Finance and Operations and subsequently as President and Chief Executive Officer. During his tenure at OXiGENE, Mr. Driscoll built strong relationships with institutional investors, investment banks and research analysts and successfully recapitalized the company through private and public financings, enabling the company to advance its lead oncology investigational drug CA4P from Phase 1 to Phase 3 clinical development. Previously, Mr. Driscoll served as Senior Vice President of Finance and Operations for Collagenesis Corporation and Vice President-Finance for Instrumentation Laboratory.
Commenting on the appointment, Irene A. Chow, Ph.D., Executive Chairman of Genelabs, stated “Fred is a proven leader with significant executive and financial experience in the context of discovery and development stage life science companies.” Dr. Chow added “We have been impressed with his strong decision making abilities and team oriented leadership style. His leadership and experience relating to the establishment and management of corporate alliances is of particular value to us in the continued growth of our business.”
“I am very enthusiastic about taking on this new role at Genelabs,” stated Mr. Driscoll. “We have built an excellent employee base with vast experience in the infectious disease area and more specifically in the hepatitis C field. It is our overarching goal to advance one of our proprietary novel HCV compounds into clinical research and to help address the high unmet medical need in patients infected with HCV. ”
About Genelabs Technologies
Genelabs is a biopharmaceutical company focused on the discovery and development of novel compounds for infectious diseases. In addition to a late-stage drug candidate for hepatitis E partnered with GlaxoSmithKline, the company is advancing multiple partnered and proprietary compounds designed to selectively inhibit replication of the hepatitis C virus. For more information, please visit www.genelabs.com.
NOTE ON FORWARD LOOKING STATEMENTS AND RISKS:
This press release contains forward-looking statements regarding Genelabs’ business strategy and our ability to secure new research collaborations and successfully advance our infectious disease pipeline. These statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially. Uncertainties and risks include, without limitation, failures or setbacks in our HCV research programs, in our collaborations or in our efforts to secure new research collaborations; competition; increases in expenses and Genelabs’ capital requirements. Please also refer to the Company’s periodic reports filed with the Securities and Exchange Commission. Genelabs does not undertake any obligation to update or revise forward-looking statements in this press release.
SOURCE: Genelabs Technologies, Inc.
Contact:	Frederick Driscoll Chief Executive Officer 650-562-1477